Exhibit (8)(f)(1)

CONSENT TO ASSIGNMENT

OF

PARTICIPATION AGREEMENT

RECITALS:

1)            Summit Mutual Funds, Inc. (“Fund”), Carillon Investments, Inc. (“Carillon”), Modern Woodmen of America (“Insurer”) and MWA Financial Services, Inc. (“Underwriter”) entered into a Participation Agreement, effective October 29,2001 (“Participation Agreement”).

2)            Ameritas Investment Corp. (“AIC”) is the successor in interest to Carillon.

3)            Pursuant to a change in the investment management of the Fund, Calvert Distributors, Inc. (“CDI”) has become the Distributor of the Fund, replacing AIC, effective December 12, 2008.

4)            Section 8 of the Participation Agreement provides that the Participation Agreement may not be assigned except with the written consent of each Party.

IN CONSIDERATION of the above, and of the mutual promises and conditions set forth in the Participation Agreement and this Consent to Assignment, the parties agree as follows:

1)            The Fund, AIC, Insurer and Underwriter hereby consent to the assignment of all of the rights and obligations of AIC under the Participation Agreement to CDI, and CDI accepts such assignment.

2)            All other provisions of the Participation Agreement shall remain unchanged.

3)            The effective date of this Consent to Assignment shall be December 12,2008.

The Fund, AIC, Insurer, Underwriter and CDI have caused this Consent to Assignment to be executed by the following authorized individuals for the purposes expressed herein.

Summit Mutual Funds, Inc.		Ameritas Investment Corp.

By:	/s/ William M. Tartikoff	By:	/s/ Gregory C. Sernett
Print:	William M. Tartikoff	Print:	Gregory C. Sernett
Title:	Vice President	Title:	Vice President

Modern Woodmen of America		MWA Financial Services, Inc.

By:	/s/ W. Kenny Massey	By:	/s/ Robert M. Roth
Print:	W. Kenny Massey	Print:	Robert M. Roth
Title:	President	Title:	President

Calvert Distributors, Inc.

By:	/s/ William M. Tartikoff
Print:	William M. Tartikoff
Title:	Senior Vice President